MARVEL ENTERPRISES, INC.

FOR IMMEDIATE RELEASE:

CONTACT: JAN MURRAY, VP, CORPORATE COMMUNICATIONS
               212-576-8522

MARVEL ENTERPRISES ANNOUNCES SALE OF PANINI SPA SUBSIDIARY

NEW YORK, NY, October 8, 1999, Marvel Enterprises, Inc. [NYSE:MVL] announced today that it has completed the sale of its Italian subsidiary Panini SpA to ID4 Holding SpA, a newly created company owned jointly by Fineldo SpA, an Italian conglomerate engaged in various consumer product and financing businesses and controlled by Vittorio Merloni, and the Senior Management of Panini. In connection with ID4's purchase of the Panini equity, for which Marvel received a nominal price, ID4 also purchased all of Panini's outstanding U.S. bank debt and Marvel was released from its guarantee of $27 million of that bank debt. Marvel made a cash payment of $11.2 million to Panini's bank lenders to obtain its release from the $27 million guarantee. Marvel also announced that Panini would continue as Marvel's international publishing licensee under a five-year license entered into as part of the sale.

Panini is engaged in the children's activity sticker business under the Panini brand name, the comic and kid's publishing businesses and the adhesive paper business through its Adespan Division. Panini was a subsidiary of Marvel Entertainment Group, Inc. when that company was acquired by Marvel, then called Toy Biz, Inc., in October, 1998. Since that time, Panini has been held by Marvel for disposition and the guarantee of Panini's bank debt has been carried on Marvel's balance sheet as a $27 million long-term liability.

Peter Cuneo, Marvel's President and CEO, commented that: "The terms of this sale are very positive for Marvel. We were able to dispose of this subsidiary and at the same time enhance stockholder value by eliminating our $27 million guarantee liability for only $11.2 million. We look forward to the royalties that we will receive from our long-term license with Panini, under which Marvel's market-leading comics will continue to be distributed throughout Europe, South America and Asia. Marvel's characters represent cultural icons to kids and young adults both here in North America and also throughout the 40 plus countries where our comics and other licensed products are available."

Vittorio Merloni, President of Fineldo SpA, and Aldo Sallustro, Chief Executive Officer of Panini, were pleased to announce the return of Panini to Italian ownership (one of the key companies in Modena, Panini's headquarters) and have confirmed that there are key programs in development to expand Panini's activities.

Marvel Enterprises, Inc. is one of the world's most prominent entertainment-based companies, with operations in the licensing, comic book publishing and toy businesses. Through its ownership of over 3,500 proprietary characters, the Company has published comic books for over 60 years in the United States and numerous foreign countries. The Company licenses the right to use its characters in a wide range of products such as apparel, snack foods, video games and collectibles as well as for television series and feature films. For additional company information, visit Marvel's web site at www.marvel.com. For additional information concerning Panini visit Panini's web site at www.paninigroup.com.

IMPORTANT NOTE:
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties, including timely development and upgrades to existing products, the impact of competitive products and pricing, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission (SEC). In particular, the Company's Form 10-K filed with the SEC in 1998 for the year ended August 31, 1998 should be referenced.